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                                                                    EXHIBIT 21.1

               Subsidiaries of Axiohm Transaction Solutions, Inc.


Name of Subsidiary                                Jurisdiction of Incorporation

Axiohm IPB, Inc.                                  Delaware (USA)

Axiohm S.A.R.L.                                   France

Axiohm Investissements                            France

Dardel Technologies, E.U.R.L.                     France

Axiohm Limited                                    Hong Kong

Axiohm Japan Inc.                                 Japan

DH Technology plc                                 United Kingdom*

DH Tecnologia de Mexico, S.A. de C.V.             Mexico

DH Technology Ltd.                                Australia

Stadia Colorado Corp.                             Colorado (USA)

Cognitive Solutions, Inc.                         California (USA)